1

Overview
Record 1998 sales of $24.0 billion, an increase over 1997 of 5.1%, marked the sixty-sixth consecutive year of positive sales growth. The Company achieved this increase despite the impact of the stronger dollar that depressed sales by 2.5%. During 1998, the Company completed the acquisition of DePuy, Inc. and approved a reconfiguration plan for its manufacturing facilities worldwide. As a result, net earnings include a special charge of $697 million for the cost of purchased in-process research and development (IPR&D) related to acquisitions as well as
restructuring costs related to the reconfiguration plan.   The objective
of the reconfiguration plan was to enhance worldwide operating efficiencies. For detailed discussion of this plan and IPR&D, see Notes 15 and 17. Reported net earnings decreased by 9.3% to $3.0 billion.
Prior to the effect of the special charges, net earnings increased 11.7% over 1997 and the net income margin for 1998 was a record high of 15.4%.
     The Company's investment in research and development continues to drive sales of innovative products. In 1998, $2.34 billion or 9.7% of
sales was invested in research and development.   This level of
investment, the highest in the Company's history, reflects the Company's continued commitment in achieving significant advances in health care through the discovery and development of innovative, knowledge based, cost effective products that prolong and enhance the quality of life.
     In 1998, the Company continued to improve operating margins. The gross profit margin, excluding special charges, improved from 68.3% to 68.6% while selling, marketing and administrative expenses as a percent to sales dropped from 38.4% to 37.6%.
     Cash from operations in 1998 was $4.90 billion and served as the primary source of funding to finance the capital investments of $1.55 billion, dividend distribution of $1.31 billion and the purchase of treasury stock of $0.9 billion with the remaining cash used to partially fund the DePuy acquisition. Cash dividends paid to shareowners in 1998 increased by 14.1% over 1997 and represented the thirty-sixth consecutive year of dividend increases.
     Total equity market capitalization was $116.6 billion or an increase of 29.3% over 1997 while the percentage return on average shareowners' equity, excluding the impact of special charges, was 26.8% in 1998.
     The worldwide health care market continues to be transformed as customers have become more knowledgeable and demand even greater value. Simultaneously, the market place has become increasingly more competitive. The Company believes that it is well positioned to meet these challenges by providing innovative products as demonstrated by the Company's commitment to research and development. In addition, dedicated employees along with strong Credo values and decentralized management structure enable the Company to provide its customers with value creating, innovative products and services.

Sales and Earnings
     In 1998, worldwide sales increased 5.1% to $24.0 billion compared to increases of 4.9% in 1997 and 15.0% in 1996. Excluding the impact of foreign currencies, worldwide sales increased 7.6% in 1998, 8.9% in 1997 and 16.8% in 1996.
     Worldwide net earnings for 1998 including the impact of the Restructuring and In-Process Research and Development charge were $3.0 billion, reflecting an 9.3% decrease over 1997. Worldwide net earnings per share for 1998 equaled $2.12 per share, a decrease of 9.4% from the $
2.34 net earnings per share in 1997.
     Worldwide net earnings for 1998 excluding the impact of the Restructuring and In-Process Research and Development charges were $3.7 billion, reflecting an 11.7% increase over 1997. Excluding the impact of these charges, worldwide net earnings per share for 1998 equaled $2.61 per share, an increase of 11.5% over the $2.34 net earnings per share in 1997. The income margin for 1998, excluding the impact of these charges was a record 15.4%, up from 14.5% in 1997.
     Worldwide net earnings for 1997 were $3.31 billion, or net earnings per share of $2.34, representing an increase over 1996 of 14.1%. In 1996, worldwide net earnings were $2.88 billion, or net earnings per share of $2.05 on a split-adjusted basis, representing an increase over 1995 of 14.5%.
     Average diluted shares of common stock outstanding in 1998 and 1997 were 1.41 billion compared with 1.40 billion in 1996.
     Sales by domestic companies were $12.85 billion in 1998, $11.90 billion in 1997 and $10.99 billion in 1996. This represents an increase
of 8.0% in 1998, 8.3% in 1997 and 19.0% in 1996.   The strong performance
of products introduced in the past few years and the continued expansion of base businesses resulted in the sales increase in 1998.
     Sales by international companies were $11.15 billion in 1998, $10.94 billion in 1997 and $10.77 billion in 1996. This represents an increase of 1.9% in 1998, 1.5% in 1997 and 11.0% in 1996. Excluding the impact of the foreign currency fluctuations over the past three years, international company sales increased 7.1% in 1998, 9.6% in 1997 and 14.5% in 1996.
     All geographic areas throughout the world posted solid operational gains during 1998. Excluding the effect of exchange rate fluctuations of U.S. dollar on foreign currencies, sales increased 10.0% in Europe, 5.9% in the Western Hemisphere (excluding the U.S.) and 8.8% in the Asia-Pacific, Africa regions.
     The Company achieved an annual compound growth rate of 10.2% for worldwide sales for the ten-year period since 1988 with domestic sales growing at a rate of 10.8% and international sales growing at a rate of 9.7%. For the same ten-year period, excluding the impact of special charges in 1998, worldwide net earnings achieved an annual growth rate of 14.2%, while earnings per share grew at a rate of 14.1%. For the last five years, the annual compound growth rate for sales was 11.0%. Excluding the special charges, the annual compound growth rate for net earnings was 16.3% and the annual compound growth rate for earnings per share was 15.0%.

Common Stock Market Prices
The Company's common stock is listed on the New York Stock Exchange under the symbol JNJ. The approximate number of shareowners of record at year-end 1998 was 168,900. The composite market price ranges for Johnson & Johnson common stock during 1998 and 1997 were:
                              1998                                1997
                                 High       Low               High
                         Low

First quarter                                               76 1/2     63
3/8            62 _         48 5/8
Second quarter                                          77 7/8   67
66 7/8         51 1/8
Third quarter                                              80 _  68 1/4
65 7/8         55 1/8
Fourth quarter                                            89 _   72 5/8
67 5/16          52 5/8
Year-end close                         83 7/8                64 7/8

Cash Dividends Paid
The Company increased its dividends in 1998 for the thirty-sixth consecutive year. Cash dividends paid were $.97 per share in 1998 compared with dividends of $.85 per share in 1997 and $.735 per share in 1996. The dividends were distributed as follows:
                              1998      1997      1996
First quarter                      $ .22          .19
 .165
Second quarter                   .25         .22                   .19
Third quarter                         .25         .22
 .19
Fourth quarter                        .25         .22
 .19
Total                              $. 97          .85
 .735

On December 3, 1998, the Board of Directors declared a regular cash dividend of $.25 per share, paid on March 9, 1999 to shareowners of record on February 11, 1999.
     The Company expects to continue the practice of paying regular cash dividends.

Cost and Expenses
Research activities represent a significant part of the Company's business. These expenditures relate to the development of new products, improvement of existing products, technical support of products and compliance with governmental regulations for the protection of the consumer.
Worldwide costs of research activities, excluding the write-off of IPR&D, were as follows:

(Millions of Dollars)         1998      1997      1996
Research expense         $2,336               2,209               1,962
Percent increase over
   prior year               5.7%        12.6%              15.4%
Percent of sales            9.7           9.7                   9.0

Research expense as a percent of sales for the Pharmaceutical segment was 15.9% for 1998, 17.1% for 1997, and 15.7% for 1996 while averaging 6.1%,
5.7% and 5.6% in the other two segments.
     Advertising expenses, which are comprised of television, radio and print media, were $1.19 billion in 1998, $1.26 billion in 1997 and 1996. Additionally, significant expenditures were incurred for promotional activities such as couponing and performance allowances.
     The Company believes that its operations comply in all material respects with applicable environmental laws and regulations. The Company or its subsidiaries are parties to a number of proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act, commonly known as Superfund, and comparable state laws, in which primary relief sought is the cost of past and future remediation. While it is not feasible to predict or determine the outcome of these proceedings, in the opinion of the Company, such proceedings would not have a material adverse effect on the results of operations, cash flows or financial position of the Company.
     Worldwide sales do not reflect any significant degree of seasonality; however, spending has been heavier in the fourth quarter of each year than in other quarters. This reflects increased spending decisions, principally for advertising and research grants.
     The worldwide effective income tax rate was 28.2% in 1998, 27.8% in 1997 and 28.3% in 1996. The increase in the 1998 worldwide effective tax rate was primarily due to the Company's charge for In-Process Research and Development in 1998, primarily related to DePuy, which is not tax deductible. Refer to Note 6 of the Notes to Consolidated Financial Statements for additional information.

Distribution of Sales Revenues
The distribution of sales revenues for 1998, 1997 and 1996 were:
                         1998           1997           1996
Employment costs              24.0%               23.9%
24.5%
Costs of materials
   and services                    48.9           50.8
51.9
Depreciation and
   amortization     of
   property and intangibles         5.4             4.7
4.7
Taxes other than payroll       6.3             6.1
5.7
Earnings reinvested
   in business                 7.1             9.5
8.7
Cash dividends paid            5.4             5.0
4.5
Restructuring/IPR&D            2.9                -
-

Liquidity and Capital Resources
Cash generated from operations and selected borrowings provide the major sources of funds for the growth of the business, including working capital, additions to property, plant and equipment and acquisitions. Cash and current marketable securities totaled $2.78 billion at the end of 1998 as compared with $3.09 billion at the end of 1997.
     Total unused credit available to the Company approximates $3.2 billion, including $1.2 billion of credit commitments with various worldwide banks, $0.8 billion of which expires on October 1, 1999 and $0.4 billion on October 6, 2003.
     In 1998 the Company issued $60 million of 5.12% notes due 2003, the proceeds of which were used for general corporate purposes. Long-term debt includes convertible subordinated debentures issued by Centocor in 1991 and 1998. Debentures issued by Centocor in 1991 were fully retired in April 1998. Under the terms of the 4.75% Indenture issued in February 1998 due February 2005 and following the merger with Johnson & Johnson, bondholders are entitled to convert their debentures into approximately 5,967,000 shares of Johnson & Johnson stock at a price of $77.091per share. After February 21, 2001 the debentures will be redeemable at the option of the Company. The Company issued no medium term notes during 1998. At January 3, 1999, the Company had $2.29 billion remaining on its shelf registration of $2.59 billion. A summary of borrowings can be found in Note 4.
     Total borrowings at the end of 1998 and 1997 were $4.48 billion and $1.90 billion, respectively. The increase in borrowings was attributable to financing the acquisition of DePuy and RETAVASE. In 1998 net debt (debt net of cash and current marketable securities) was 10.8% of net capital (shareowners' equity and net debt). In 1997 net cash (cash and current marketable securities net of debt) was $1.19 billion. Total debt represented 24.2% of total capital (shareowners' equity and total debt) in 1998 and 12.9% of total capital in 1997. Shareowners' equity per share at the end of 1998 was $10.13 compared with $9.25 at year-end 1997, an increase of 9.5%. For the period ended January 3, 1999, there were no material cash commitments.

Financial Instruments
The Company uses financial instruments to manage the impact of interest rate and foreign exchange rate changes on earnings and cash flows. Accordingly, the Company enters into forward foreign exchange contracts to protect the value of existing foreign currency assets and liabilities and to hedge future foreign currency product costs. Gains or losses on these contracts are offset by the gain or loss on the underlying transaction. A 10% appreciation of the U.S. Dollar from January 3, 1999 market rates would increase the unrealized value of the Company's forward contracts by $225 million. Conversely, a 10.0% depreciation of the U.S. Dollar from January 3, 1999 market rates would decrease the unrealized value of the Company's forward contracts by $259 million. In either scenario, the gain or loss on the forward contract is offset by the gain or loss on the underlying transaction and therefore has no impact on future earnings and cash flows.
     The Company enters into interest rate and currency swap contracts to manage the Company's exposure to interest rate changes and hedge foreign currency denominated debt. The impact of a 1% change in interest rates on the Company's interest rate sensitive financial instruments is immaterial.
     The Company does not enter into financial instruments for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with parties that have at least an "A" (or equivalent) credit rating. The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote and in any event would be immaterial.

Changing Prices and Inflation
Johnson & Johnson is aware that its products are used in a setting where, for more than a decade, policymakers, consumers, and businesses have expressed concern about the rising cost of health care. In response to these concerns, Johnson & Johnson has a long standing policy of pricing products responsibly. For the period 1980-1998, in the United States, the weighted average compound annual growth rate of Johnson & Johnson price increases for health care products (prescription and over-the-counter drugs, hospital and professional products) was below the U.S. Consumer Price Index (CPI) for the period.
     Inflation rates, even though moderate in many parts of the world during 1998, continue to have an effect on worldwide economies and, consequently, on the way companies operate. In the face of increasing costs, the Company strives to maintain its profit margins through cost reduction programs, productivity improvements and periodic price increases.


YEAR 2000
  The "Year 2000" issue relates to potential problems resulting from a practice of computer programmers. For some time, calendar years have frequently been represented in computer programs by their last two digits. Thus, "1998" would be rendered "98". The logic of the programs frequently assumes that the first two digits of a year given in this format are "19". It is unclear what would happen with respect to such computer programs upon the change in calendar year from 1999 to 2000.
The program or device might interpret "00" as "2000", "1900", an error or some other input. In such a case, the computer program or device might cease to function, function improperly, provide an erroneous result or act in some unpredictable manner.
  The Company has had a program in place since the fourth quarter of 1996 to address Year 2000 issues in critical business areas related to its products, information management systems, non-information systems with embedded technology, suppliers and customers. A report on the progress of this program has been provided to the Audit Committee of the Company's Board of Directors. The Company has completed its review of its critical automated information systems and the remediation phase with respect to such critical systems is substantially complete. Full completion is expected during the fourth quarter of 1999.
   The Company is also in the process of reviewing and remediating, where necessary, its other automated systems. The Company has substantially completed the assessment and remediation of all such other automated systems and full completion is expected during the fourth quarter of 1999.
   The Company has a plan for assessment and testing of all of its products and has made substantial progress toward completion of such assessment and testing. All current products are Year 2000 ready. There are a few remaining units that require field updates at customer sites. These updates will be completed during the fourth quarter of 1999.
   The Company has engaged additional outside consultants to examine selected critical areas in certain of it major franchises. In addition, the Company has contracted with an independent third party to conduct audits of critical sites worldwide to evaluate our programs, processes and progress and to identify any remaining areas of effort required to achieve compliance.
   The total costs of addressing the Company's Year 2000 readiness issues are not expected to be material to the Company's financial condition or results of operations. Since initiation of its program in 1996, the Company estimates that it has expensed approximately $125 million, on a worldwide basis, in internal and external costs on a pre-tax basis to address its Year 2000 readiness issues. These expenditures include information system replacement and embedded technology upgrade costs of $111 million, supplier and customer compliance costs of $15 million and all other costs of $69 million. The Company currently estimates that the total of such costs for addressing its internal Year 2000 readiness, on a worldwide basis, will approximate
$200 million in the aggregate on a pre-tax basis. These costs are being expensed as they are incurred and are being funded through operating cash flows. No projects material to the financial condition or results of operations of the Company have been deferred or delayed as a result of this project.
   The  ability  of  the Company to implement and effect  its  Year  2000 readiness program and the related costs or the costs of non-implementation, cannot be accurately determined at this time. The Company's automated systems (both information technology and non-information systems) are generally complex but are decentralized.
   Although a failure to complete remediation of one system may adversely affect other systems, the Company does not currently believe that such effects are likely. If, however, a significant number of such failures should occur, some of such systems might be rendered inoperable and would require manual back-up methods or other alternatives, where available. In such a case, the speed of processing business transactions, manufacturing and otherwise conducting business would likely decrease significantly and the cost of such activities would increase, if they could be carried on at all. That could have a material adverse effect on the financial condition and results of operations of the business.
   The Company has highly integrated relationships with certain of its suppliers and customers. These include among others: providers of energy, telecommunications, and raw materials and components, financial institutions, managed care organizations and large retail establishments. The Company has been reviewing, and continues to review, with its critical suppliers and major customers the status of their Year 2000 readiness. The Company has in place a program of requesting assurances of Year 2000 readiness from such suppliers. However, many critical suppliers have either declined to provide the requested assurances or have limited the scope of assurances to which they are willing to commit. The Company has completed its plan for monitoring of critical suppliers.
   The Company has contacted major customers to assess their readiness to deal with Year 2000 issues. If a significant number of such suppliers and customers were to experience business disruptions as a result of their lack of Year 2000 readiness, their problems could have a material adverse effect on the financial position and results of operations of the Company. This analysis of potential exposures includes both the domestic and international operations of the Company.
   The Company believes that its most reasonably likely "worst case scenario" would occur if a significant number of its key suppliers or customers were not fully Year 2000 functional, in which case the Company estimates that up to a 10 business day disruption in business operations could occur. In order to address this situation, the Company has formulated contingency plans intended to deal with the impact on the Company of Year 2000 problems that may be experienced by such critical suppliers and major customers.
   With respect to critical suppliers, these plans may include, among others, arranging availability of substitute sources of utilities, closely managing appropriate levels of inventory and identifying alternate sources of supply of raw materials. The Company is also alerting customers to their need to address these problems, but the Company has few alternatives available, other than reversion to manual methods, for avoiding or mitigating the effects of lack of Year 2000 readiness by major customers. In any event, even where the Company has contingency plans, there can be no assurance that such plans will address all the problems that may arise, or that such plans, even if implemented, will be successful.
   Notwithstanding the foregoing, the Company has no reason to believe that its exposure to the risks of supplier and customer Year 2000 readiness is any greater than the exposure to such risk that affects its competitors generally. Further, the Company believes that its programs for Year 2000 readiness will significantly improve its ability to deal with its own Year 2000 readiness issues and those of suppliers and customers over what would have occurred in the absence of such a program. That does not, however, guarantee that some material adverse effects will not occur.
  The descriptions of Year 2000 issues set forth in this section is subject to the qualifications set forth herein under the heading "Cautionary Factors that May Affect Future Results".

New Accounting Pronouncements
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). This standard is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. FAS 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the designation of the hedge transaction. For fair-value hedge transaction in which the Company is hedging changes in an asset's, liability's or firm commitment's fair value, changes in the fair value of the derivative instrument will generally be offset by changes in the hedged item's fair value. For cash flow hedge transaction in which the Company is hedging the variability of cash flows related to a variable rate asset, liability or forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be recognized in earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item.
  The Company will adopt FAS 133 in the first quarter of 2001 and does not expect it to have a material effect on the Company's results of operations, cash flows or financial position.

Segments of Business
Financial information for the Company's three worldwide business segments is summarized below. See Note 12 for additional information on segments of business.

Sales                                        Increase
(Millions of Dollars)      1998      1997       Amount        Percent
Consumer            $  6,526         6,498             28              0.4%
Pharmaceutical          8,900        7,897       1,003               12.7%
Professional            8,569        8,435         134            1.6%
Worldwide total     $23,995        22,830       1,165             5.1%

Operating Profit                                         Percent of Sales
(Millions of Dollars)      1998           1998(1)  1997         1998
1997
Consumer            $   414             658        551          6.3%
8.5%
Pharmaceutical        2,933          3,132      2,572     33.0        32.6
Professional             941         1,409      1,543     11.0        18.3
Worldwide total     $4,288   5,199 4,666    17.9       20.4
Expenses not
   allocated to
   segments            (106)          (106)       (79)      (.4)      ( .3)
Earnings before taxes
   on income        $ 4,182           5,093     4,587     17.4%      20.1%

(1) 1998 results excluding Restructuring and In-Process Research and Development charges.
Excluding these charges, operating profits as a percent of sales by segment was: Consumer
10.1%, Pharmaceutical 35.2% and Professional 16.4%
(2) Prior year restated to conform to 1998 presentation according to SFAS
No. 131.

Consumer
The Consumer segment's principal products are personal care and hygienic products, including oral and baby care products, first aid products, nonprescription drugs, sanitary protection products and adult skin and hair care products. Major brands include ACT Fluoride Rinse; BAND-AID Brand Adhesive Bandages; CAREFREE Panty Shields; JOHNSON'S CLEAN & CLEAR skin care products; IMODIUM A-D, an antidiarrheal; JOHNSON'S Baby line of products; JOHNSON's pH 5.5 skin and hair care products; MONISTAT, a remedy for vaginal yeast infections; MYLANTA gastrointestinal products and PEPCID AC Acid Controller from the Johnson & Johnson Merck Consumer Pharmaceuticals Co.; NEUTROGENA skin and hair care products; NICOTROL smoking cessation products; o.b. Tampons; PENATEN and NATUSAN baby care products; PIZ BUIN and SUNDOWN sun care products; REACH toothbrushes; RoC skin care products; SHOWER TO SHOWER personal care products; STAYFREE and SURE & NATURAL sanitary protection products; and the broad family of TYLENOL acetaminophen products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.
     Consumer segment sales in 1998 were $6.53 billion, an increase of .4% over 1997. Domestic sales increased by 2.6% while international sales declined by 1.7%. International sales gains in local currency of 5.2% were offset by a negative currency impact of 6.9%. Consumer sales were led by continued strength in the skin care franchise that includes the NEUTROGENA, RoC and CLEAN & CLEAR product lines, as well as strong performances from the adult and children's MOTRIN line of analgesic products. During the fourth quarter, the Company announced the signing of a definitive agreement to acquire the dermatological skin care business of S.C. Johnson & Son, Inc., including the AVEENO brand specialty soaps, bath, anti-itch and moisturizing cream and lotion products.
     The 1998 special pre-tax charge for the Consumer segment was $244 million. See Note 15 for detailed discussion on the Restructuring charges.
     Consumer segment sales in 1997 were $6.50 billion, an increase of 2.1% over 1996. Sales by domestic companies accounted for 49.9% of the total segment, while international companies accounted for 50.1%. During 1997, the Company announced a licensing agreement with Raisio Group of Finland for the North American marketing rights (as well as a letter of intent for the worldwide marketing rights) to a dietary ingredient, stanol ester, which is patented for use in reducing cholesterol. The Company also established an alliance with Takeda Chemical Industries in Japan for the sale and distribution of OTC products beginning with several forms of TYLENOL brand acetaminophen products.
     Consumer segment sales in 1996 were $6.36 billion, an increase of 9.1% over 1995. Sales by domestic companies accounted for 49.7% of the total segment, while international companies accounted for 50.3%. The sales growth was led by the strong performance of TYLENOL brand products, despite heavy competition.

Pharmaceutical
The Pharmaceutical segment represents over 50% of operating profit for all segments.
     The Pharmaceutical segment's principal worldwide franchises are in the allergy, anti-infective, antifungal, antianemia, central nervous system, contraceptive, dermatology, gastrointestinal, and pain management fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public.
     Prescription drugs include DURAGESIC, (fentanyl transdermal system sold abroad as DUROGESIC), a transdermal patch for chronic pain; EPREX (Epoetin alfa sold in the U.S. as PROCRIT), a biotechnology derived version of the human hormone erythropoietin that stimulates red blood cell production; ERGAMISOL (levamisole hydrochloride), a colon cancer drug; FLOXIN (ofloxacin) and LEVAQUIN (levofloxacin), both anti-infectives; IMODIUM (loperamide HC1), an antidiarrheal; LEUSTATIN (cladribine), for hairy cell leukemia; MOTILIUM (domperdone), a gastrointestinal mobilizer; NIZORAL (ketoconazole), SPORANOX (itraconazole) and TERAZOL (terconazole), antifungals; ORTHOCLONE OKT-3 (muromonab-CD3), for reversing the rejection of kidney, heart and liver transplants, ORTHO-NOVUM (norethindrone/mestranol) group of oral contraceptives; PREPULSID ( cisapride sold in the U.S. as PROPULSID), a gastrointestinal prokinetic; REMICADE (infliximab), a novel monoclonal antibody for treatment of certain Crohn's disease patients; RETAVASE (reteplase), a recombinant biologic cardiology care product for the treatment of acute myocardial infarction to improve blood flow to the heart; RETIN-A (tretinoin), a dermatological cream for acne; RISPERDAL (risperidone), an antipsychotic drug; and ULTRAM (tramadol hydrochloride), a centrally acting prescription analgesic for moderate to moderately severe pain.
     Johnson & Johnson markets more than 90 prescription drugs around the world, with 43.9% of the sales generated outside the United States. Twenty-nine drugs sold by the Company had 1998 sales in excess of $50 million, with 18 of them in excess of $100 million.
     Pharmaceutical segment sales in 1998 were $8.90 billion, an increase of 12.7% over 1997 including 24.3% growth in domestic sales. International sales increased .6% as sales gains in local currency of 5.4% were offset by a negative currency impact of 4.8%. Worldwide growth reflects the strong performance of RISPERDAL, PROCRIT, DURAGESIC, LEVAQUIN, and the oral contraceptive line of products. At year-end 1998, the Company received approval from the FDA for LEVAQUIN (levocabastine) for the indication of uncomplicated urinary tract infection. Additionally, the Company completed the acquisition of the U.S. and Canadian product rights for RETAVASE, an acute-care cardiovascular drug, from Roche Healthcare. RETAVASE is a recombinant biologic cardiology care product administered for the treatment of acute myocardial infarction (heart attack) to improve blood flow to the heart.
     The 1998 special pre-tax charge for the Pharmaceutical segment was $65 million. See Note 15 for detailed discussion on the Restructuring and IPR&D charges.
     Pharmaceutical segment sales in 1997 were $7.90 billion, an increase of 7.8% over 1996. This growth reflects the strong performance of RISPERDAL, PROCRIT, PROPULSID, ULTRAM, DURAGESIC, and LEVAQUIN, a new anti-infective launched in 1997. At year-end 1997, the Company received approval from the FDA for REGRANEX (becaplermin), the first biologic treatment proven to increase the incidence of healing in diabetic foot ulcers.
     Pharmaceutical segment sales in 1996 were $7.32 billion, an increase of 15.2% over 1995. Domestic sales advanced 25.9% while international sales advanced 7.2%. The worldwide growth was a result of the outstanding performances of PROCRIT, RISPERDAL, SPORANOX, PROPULSID, ULTRAM, and DURAGESIC.
     Significant research activities continued in the Pharmaceutical segment, increasing to $1.42 billion in 1998, or $66 million over 1997. This represents 15.9% of 1998 Pharmaceutical sales and a compound annual growth rate of approximately 13.6% for the five-year period since 1993.
     Pharmaceutical research is led by two worldwide organizations, Janssen Research Foundation, headquartered in Belgium and the R.W. Johnson Pharmaceutical Research Institute, headquartered in the United States. Additional research is conducted through collaboration with the James Black Foundation in London, England.

Professional
The Professional segment includes suture and mechanical wound closure products, minimally invasive surgical instruments, diagnostic products, cardiology products, disposable contact lenses, surgical instruments, orthopaedic joint replacement, products for wound management and infection prevention and other medical equipment and devices. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Distribution to these markets is done both directly and through surgical supply and other dealers.
     Worldwide sales of $8.57 billion in the Professional segment represented an increase of 1.6% over 1997. Domestic sales were decreased 2.4% while international sales gains in local currency of 10.7% were partially offset by the strength of the U.S. dollar. Strong sales growth from Ethicon Endo-Surgery's laparoscopy and mechanical closure products, Ethicon's Mitek suture anchors and Gynecare's women's health products and the acquisition of DePuy's orthopaedic products were offset by a decline in sales of Cordis' coronary stents.
     During the fourth quarter, the Company completed the acquisition of DePuy, one of the world's leading orthopaedic products companies with products in reconstructive, spinal, trauma and sports medicine for $3.7 billion. The Company also completed the acquisition of FemRx, a leader in the development of proprietary surgical systems that enable surgeons to perform less invasive alternatives to hysterectomy.
     At year-end 1998, two new Cordis products were approved for marketing by the FDA. The S.M.A.R.T. stent, a self-expanding, crush-recoverable nitinol stent was approved for use in treating biliary obstructions. Its nitinol alloy design allows for precise placement and flexibility in reaching lesions, even through very tortuous vessels. In addition, the NINJA balloon was approved in the U.S. for use in angioplasty procedures.
     The 1998 special pre-tax charge for the Professional segment for restructuring was $304 million. See Notes 15 and 17 for detailed discussion on Restructuring and IPR&D charges and Acquisitions.
     Worldwide sales of $8.44 billion in 1997 in the Professional segment represented an increase of 4.5 % over 1996. Sales growth continued to be fueled by the excellent performance of Ethicon Endo-Surgery's minimally invasive surgical instruments, Johnson & Johnson's orthopaedics business, Vistakon's disposable contact lenses and LifeScan's blood glucose monitoring systems. The Asia-Pacific and Central Europe regions contributed significantly to the overall increase in the Professional
segment.       There were also several business combinations in the
Professional segment during 1997. These included Biopsys Medical, Inc., a maker of products for the diagnosis and management of breast cancer; Biosense, Inc., a leader in medical sensor technology for use in diagnostic and therapeutic interventional procedures; Gynecare, Inc., a maker of minimally invasive medical devices for the treatment of uterine disorders, and Innotech, Inc., a manufacturer of equipment for high quality prescription eyeglass lenses.
     In 1996, Professional segment sales increased 19.8% over 1995, to $8.07 billion. The sales growth included the full year impact of the merger with Cordis Corporation in early 1996. Strong growth in the Asia-Pacific region also contributed to the increase in the Professional segment, as did excellent performances by LifeScan's blood glucose monitors, Vistakon's disposable contact lenses, Ethicon Endo-Surgery's minimally invasive surgical instruments and Johnson & Johnson Professional's orthopaedic business.
     Acquisitions and divestitures during 1998 and 1997 are described in more detail in Note 17.

Geographic Areas
The Company further categorizes its sales by major geographic area as presented for the years 1998 and 1997:

Sales                                             Increase
(Millions of Dollars)      1998       1997        Amount         Percent
United States       $12,848        11,895           953             8.0%
Europe                  6,354        5,995          359             6.0
Western Hemisphere
   excluding U.S.       2,105        2,044            61             3.0
Asia-Pacific. Africa           2,688       2,896       (208)             (7.2)
Worldwide total     $23,995        22,830                    1,165
5.1%

International sales were once again negatively impacted by the translation of local currency operating results into U.S dollars.
Average exchange rates to the dollar have declined each year since 1995. See Note 12 for additional information on geographic areas.

Description of Business
     The Company, which employs 94,300 employees worldwide, is engaged in the manufacture and sale of a broad range of products in the health care field. It conducts business in virtually all countries of the world. The Company's primary interest, both historically and currently, has been in products related to health and well being.
     The Company is organized on the principle of decentralized management. The Executive Committee of Johnson & Johnson is the principal management group responsible for the operations and allocation of the resources of the Company. In addition, several Executive Committee members serve as Chairmen of Group Operating Committees, which are comprised of managers who represent key operations within the group, as well as management expertise in other specialized functions. The composition of these Committees can change over time in response to business needs. These Committees oversee and coordinate the activities of domestic and international companies related to each of the Consumer, Pharmaceutical and Professional businesses. Operating management is headed by a Chairman, President, General Manager or Managing Director who reports directly, or through a line executive to a Group Operating Committee.
     In line with this policy of decentralization, each international subsidiary is, with some exceptions, managed by citizens of the country where it is located. The Company's international business is conducted by subsidiaries manufacturing in 36 countries outside the United States and selling in over 175 countries throughout the world.
     In all its product lines, the Company competes with companies both large and small, located in the United States and abroad. Competition is strong in all lines without regard to the number and size of the competing companies involved. Competition in research, involving the development and the improvement of new and existing products and processes, is particularly significant and results from time to time in product and process obsolescence. The development of new and improved products is important to the Company's success in all areas of its business. This competitive environment requires substantial investments in continuing research and in multiple sales forces. In addition, the winning and retention of customer acceptance of the Company's consumer products involves heavy expenditures for advertising, promotion, and selling.

Five Year Summary:
(Dollars in millions except per share amounts)
                                   Fiscal Year Ended
                    Jan 1,  Dec 31,       Dec 29,       Dec 28, Jan 3,
*Jan 3,
                    1995    1995   1996   1997   1999   1999
EARNINGS DATA
Sales                $   15,801        18,921        21,755
22,830                  23,995          23,995
Cost and expenses         13,247       15,661        17,735
18,243                  19,813          18,902
Earnings before taxes               2,554              3,260
4,020                     4,587          4,182          5,093
Net earnings                1,923        2,367         2,881
3,311                     3,003           3,700

Earnings per diluted share    $      1.45               1.75
2.05                       2.34           2.12            2.61
Cash dividends per share            0.565               0.64
0.735                      0.85           0.97            0.97

BALANCE SHEET DATA
Assets                $ 16,201         18,379        20,603
22,108                  27,292          27,292
Long-term debt             2,431        2,339         1,465
1,181                    1,729            1,729
Shareowners' equity        7,356        9,260        11,324
12,866                  14,077          14,077

* Excludes IPR&D & Restructuring charges


Cautionary Factors That May Affect Future Results
This filing may contain forward-looking statements that anticipate results based on management's plans that are subject to uncertainty. The use of the words "expects," "plans, " "anticipates" and other similar words in conjunction with discussions of future operations or financial performance identifies these statements.
     Forward-looking statements are based on current expectations of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially
from our projections.   The Company assumes no obligation to update any
forward-looking statements as a result of future events or developments. In this filing, the Company discusses in more detail various factors that could cause actual results to differ from expectations. The Company notes these factors as permitted by the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on such statements that speak only as of the date made. Investors also should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

Consolidated Balance Sheet                             Johnson & Johnson
and Subsidiaries

At January 3, 1999 and December 28, 1997 (Dollars in Millions) (Note 1)
1998       1997
Assets
Current assets
Cash and cash equivalents (Notes 1 and 16)                   $   1,994
2,839
Marketable securities (Note 1)                                       789
255
Accounts receivable trade, less allowances $388 (1997, $358)
3,752            3,355
Inventories (Notes 1 and 2)                                  2,898
2,544
Deferred taxes on income (Note 6)                            1,183
833
Prepaid expenses and other receivables                               870
993

Total current assets                          $  11,486
10,819

Marketable securities, non-current (Note 16)                         437
397
Property, plant and equipment, net (Notes 1, 3, and 15)
6,395            5,887
Intangible assets, net (Notes 1, 5 and 15)                        7,364
3,266
Deferred taxes on income (Note 6)                               411
581
Other assets                                        1,199
1,158

Total assets                                  $  27,292
22,108

Liabilities and Shareowners' Equity
Current liabilities
Loans and notes payable (Note 4)                       $   2,753
720
Accounts payable                                            1,877
1,769
Accrued liabilities                                         3,012
2,318
Accrued salaries, wages and commissions                             445
342
Taxes on income                                       206            226

Total current liabilities
8,293                   5,375

Long-term debt (Note 4)                                      1,729
1,181
Deferred tax liability (Note 6)                                     578
175
Employee related obligations (Note 11)
1,738            1,562
Other Liabilities                                              877
949

Shareowners' equity
Preferred stock-without par value                                   -
-
   (authorized and unissued 2,000,000 shares)
Common stock-par value $1.00 per share (Note 20)
1,535            1,535
   (authorized 2,160,000,000 shares; issued 1,534,824,000 shares)
Note receivable from employee stock ownership plan (Note 14)
(44)            (51)
Accumulated other comprehensive income (Note 8)
(322)              (370)
Retained earnings                                           13,968
12,747

                                                            15,137
13,861
Less: common stock held in treasury, at cost (Note 20)
1,060                995
   (145,560,000 and 144,864,000)
Total shareowners' equity                                  14,077
12,866

Total liabilities and shareowners' equity                   $  27,292
22,108

See Notes to Consolidated Financial Statements


Amounts have been restated under the pooling of interests method of accounting to include the financial results of Centocor, Inc. acquired on October 6,1999, see Note 1.
Consolidated Statement of Earnings           Johnson & Johnson and
Subsidiaries

(Dollars in Millions Except Per Share Figures) (Note 1)       1998
1997                                  1996

Sales to customers                    $23,995    22,830         21,755
Cost of products sold (1998 includes $60 of inventory write-offs
     for restructuring)                   7,604            7,230
7,079

Gross profit                             16,391          15,600
14,676

Selling, marketing and administrative expenses     9,027          8,756
8,427
Research expense                          2,336            2,209
1,962
Purchased in-process research and
     development (Notes 15 and 17)           298                -
-
Interest income                             (277)            (213)
(149)
Interest expense, net of portion capitalized (Note 3)         129
124                                     133
Other expense, net                           143              137
283
Restructuring charge (Note 15)               553                -
-

                                        12,209           11,013
10,656

Earnings before provision for taxes on income      4,182          4,587
4,020
Provision for taxes on income (Note 6)           1,179            1,276
1,138

Net earnings                           $ 3,003             3,311
2,882

Basic net earnings per share (Notes 1 and 19)   $   2.16            2.40
2.10

Diluted net earnings per share (Notes 1 and 19)         $   2.12
2.34                                    2.05

See Notes to Consolidated Financial Statements

Amounts have been restated under the pooling of interests method of accounting to include the financial results of Centocor, Inc. acquired on October 6,1999, see Note 1.

Consolidated Statement of Equity                       Johnson & Johnson
and Subsidiaries
                                            Note Receivable
Accumulated     Common
                                             From Employee
Other                       Stock       Treasury

Comprehensive                 Retained               Stock Ownership
Comprehensive       Issued          Stock
(Dollars in Millions) (Note 1)            Total             Income
Earnings                             Plan (ESOP)              Income
Amount                       Amount

Balance, December 31,1995       $ 9,261
9,707                                        (64)             198
1,535                    (2,115)
  Net earnings                              2,882        2,882
2,882
  Cash dividends paid                   (974)                    (974)
  Employee compensation
        and stock option plans                225                (218)
443
  Repurchase of common stock     (412)
(412)
  Issued upon stock offering            126                       70
56
  Issued upon conversion of debt    106                      53
53
  Amendment to Sales and
        Distribution Agreement (Lilly)        26                    13
13
  Business combinations                 318                     (490)
808
  Other comprehensive income,
          net of tax:
    Currency translation
            adjustment                             (272)          (272)
  Unrealized gains on securities       31              31
  Other comprehensive income                 (241)
(241)
  Total comprehensive income         2,641
  Note receivable from ESOP              7                              7
Balance, December 29, 1996      $11,324
11,043                           (57)                   (43)        1,535
(1,154)

  Net earnings                             3,311         3,311
3,311
  Cash dividends paid                (1,137)                 (1,137)
  Employee compensation
         and stock option plans               300                 (358)
658
  Repurchase of common stock     (628)
(628)
  Business combinations                   17                      (112)
129
  Other comprehensive income,
        net of tax:
   Currency translation
           adjustment                               (294)
(294)
  Unrealized gains (losses)
          on securities                               (33)
(33)
  Other comprehensive income         (327)
(327)
  Total comprehensive income                        2,984
  Note receivable from ESOP              6
6
Balance, December 28, 1997      $12,866                  12,747    (51)
(370)                      1,535       (995)

  Net earnings                              3,003     3,003
3,003
  Cash dividends paid                (1,305)                  (1,305)
  Employee compensation
        and stock option plans               378                  (484)
862
  Repurchase of common stock   (930)
(930)
  Business combinations                 10                       7
3
  Other comprehensive income,
         net of tax:
    Currency translation
           adjustment                               89          89
  Unrealized gains (losses)
         on securities                             (41)        (41)
  Other comprehensive income         48
48
  Total comprehensive income    3,051
  Note receivable from ESOP            7
7
Balance, January 3, 1999         $14,077                13,968
(44)                               (322)      1,535     (1,060)
Amounts have been restated under the pooling of interests method of accounting to include the financial results of Centocor, Inc. acquired on October 6,1999, see Note 1.
Consolidated Statement of Cash Flows         Johnson & Johnson and
Subsidiaries
 (Dollars in Millions) (Note 1)            1998    1997    1996

Cash flows from operating activities
Net earnings                                 $3,003        3,311
2,882
Adjustments to reconcile net earnings to cash flows:
   Depreciation and amortization of property and intangibles
1,285                                      1,082    1,023
   Increase in deferred taxes                    (272)       (118)
(10)
   Accounts receivable reserves                     24           61
53
   Purchased  in-process research and development         298
-                                                 -
   Changes in assets and liabilities, net of effects from
      acquisition of businesses:
   Increase in accounts receivable              (163)         (380)
(375)
   Increase in inventories                      (100)         (180)
(246)
   Increase in accounts payable and accrued liabilities          646
487                                          257
   Decrease/(Increase) in other current and non-current assets
117                                              12            (46)
   Increase in other current and non-current liabilities        57
121                                          340

Net cash flows from operating activities   4,895    4,396   3,878

Cash flows from investing activities
Additions to property, plant and equipment    (1,545)      (1,415)
(1,378)
Proceeds from the disposal of assets          108               72
37
Acquisition of businesses, net of cash acquired (Note 17)    (3,818)
(180)                                       (233)
Other, principally marketable securities        (810)         (122)
(127)

Net cash used by investing activities      (6,065)         (1,645)
(1,701)

Cash flows from financing activities
Dividends to shareowners                      (1,305)       (1,137)
(974)
Repurchase of common stock                    (930)            (628)
(412)
Proceeds from short-term debt                2,424              300
282
Retirement of short-term debt                  (226)           (182)
(128)
Proceeds from long-term debt                    535                 7
126
Retirement of long-term debt                   (471)           (504)
(496)
Proceeds from issuance of common stock              -               -
126
Proceeds from the exercise of stock options             274
234                                           170

Net cash provided by (used by) financing activities              301
(1,910)                                    (1,306)

Effect of exchange rate changes on cash and cash equivalents
24                                                (69)          (21)
(Decrease) increase in cash and cash equivalents       (845)
772                                            850
Cash and cash equivalents, beginning of year (Note 1)         2,839
2,067                                       1,217

Cash and cash equivalents, end of year (Note 1)       1,994
2,839                                       2,067

Consolidated Statement of Cash Flows (con't)      Johnson & Johnson and
Subsidiaries
 (Dollars in Millions) (Note 1)            1998    1997    1996

Supplemental cash flow data
Cash paid during the year for:
   Interest, net of portion capitalized         102              95
126
   Income taxes                              1,310          1,431
1,210

Supplemental schedule of noncash investing
      and financing activities
Treasury stock issued for employee compensation
     and stock option plans, net of cash proceeds       621
451                                            285

Acquisitions of businesses
Fair value of assets acquired                 4,659            184
237
Fair value of liabilities assumed (including
      $296 of assumed debt)                  (545)            (4)
(4)

Net purchase price                         4,114     180      233

See Notes to Consolidated Financial Statements

Amounts have been restated under the pooling of interests method of accounting to include the financial results of Centocor, Inc. acquired on October 6,1999, see Note 1.
1
  Summary of Significant Accounting Principles

Basis of Presentation
The supplemental consolidated financial statements of Johnson & Johnson have been prepared to give retroactive effect to the merger with Centocor on October 6, 1999. Under the terms of the merger agreement, Centocor shareholders received approximately 45 million shares of Johnson & Johnson common stock. On a diluted basis when adjusted for stock options outstanding and convertible debt, the total number of Johnson & Johnson shares to be issued total approximately 53 million shares. Generally accepted accounting principles require giving effect to a consummated business combination accounted for under the pooling-of-interests method in financial statements that do not include the date of the consummation. These financial statements do not extend through the date of the consummation; however, they will become the historical consolidated financial statements of Johnson & Johnson after the financial statements covering the date of consummation of the business combination are issued.

The supplemental consolidated financial statements (the "financial statements") reflect the combination of the historical consolidated financial statements of Johnson & Johnson for the fiscal years ended January 3, 1999, December 28, 1997, and December 29, 1996 with the historical consolidated financial statements of Centocor for the fiscal years ended December 31, 1998, 1997, and 1996 respectively.

Principles of Consolidation
The financial statements include the accounts of Johnson & Johnson and subsidiaries. Intercompany accounts and transactions are eliminated.

Cash Equivalents
The Company considers securities with maturities of three months or less, when purchased, to be cash equivalents.

Investments
Short-term marketable securities are carried at cost, which approximates market value. Long-term debt securities that the Company has the ability and intent to hold until maturity are carried at amortized cost. The equity investments classified as available for sale are carried at estimated fair value with unrealized gains and losses recorded as a component of shareowners' equity. The Company also classifies certain investments as trading securities which are carried at fair value with the unrealized gains and losses reported in earnings. Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date.

Property, Plant, and Equipment and Depreciation
Property, plant, and equipment are stated at cost. The Company utilizes the straight-line method of depreciation over the estimated useful lives of the assets:

Building and building equipment         20-40 years
Land and land improvements              10-20 years
Machinery and equipment            2.5-13 years


Revenue Recognition
The Company recognizes revenue from product sales when the goods are shipped and title passes to the customer.

Inventories
Inventories are stated at the lower of cost or market determined by the first-in, first-out method.

Intangible Assets
The excess of the cost over the fair value of net assets of purchased businesses is recorded as goodwill and is amortized on a straight-line basis over periods of 40 years or less. The cost of other acquired intangibles is amortized on a straight-line basis over their estimated useful lives. The Company continually evaluates the carrying value of goodwill and other intangible assets. Any impairments would be recognized when the expected future operating cash flows derived from such intangible assets is less than their carrying value.

Financial Instruments
Gains and losses on foreign currency hedges of existing assets or liabilities, or hedges of firm commitments, are deferred and recognized in income as part of the related transaction.
   Unrealized gains and losses on currency swaps which hedge third party debt are classified in the balance sheet as other assets or liabilities. Interest expense under these agreements, and the respective debt instrument that they hedge, are recorded at the net effective interest rate of the hedge transaction.
   In the event of early termination of a currency swap contract that hedges third party debt, the gain or loss on the swap contract is amortized over the remaining life of the related transaction. If the underlying transaction associated with a swap, or other derivative contract, is accounted for as a hedge and is terminated early, the related derivative contract is terminated simultaneously and any gains or losses would be included in income immediately.

Advertising
Costs associated with advertising are expensed in the year incurred. Advertising expenses worldwide, which are comprised of television, radio and print media, were $1.19 billion in 1998, $1.26 billion in 1997 and 1996 respectively.

Income Taxes
The Company intends to continue to reinvest its undistributed international earnings to expand its international operations; therefore no tax has been provided to cover the repatriation of such undistributed earnings. At January 3, 1999, and December 28,1997 the cumulative amount of undistributed international earnings was approximately $7.0 billion and $5.9 billion, respectively.

Net Earnings Per Share
Basic earnings per share is computed by dividing net income available to common shareowners by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Risk and Uncertainties
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported. Actual results are not expected to differ materially from those estimates.

Annual Closing Date
The Company follows the concept of fiscal year which ends on the Sunday nearest to the end of the month of December. Normally each fiscal year consists of 52 weeks, but every five or six years, as in 1998, the fiscal year consists of 53 weeks.

Reclassification
Certain prior year amounts have been reclassified to conform with current year presentation.

2  Inventories

At the end of 1998 and 1997, inventories were comprised of:

(Dollars in Millions)                        1998 1997

Raw materials and supplies                    $   776     660
Goods in process                                   510         430
Finished goods                          1,612     1,454
                                     $ 2,898      2,544

3 Property, Plant and Equipment

At the end of 1998 and 1997, property, plant and equipment at cost and accumulated depreciation were:
(Dollars in Millions)                            1998         1997

Land and land improvements              $        466           413
Buildings and building equipment                       2,991
2,958
Machinery and equipment                        5,686        5,287
Construction in progress                       1,126           943
                                    10,269          9,601
Less accumulated depreciation                  3,874        3,714
                               $     6,395          5,887

The Company capitalizes interest expense as part of the cost of construction of facilities and equipment. Interest expense capitalized in 1998, 1997 and 1996 was $72, $40 and $55 million, respectively.
     Upon retirement or other disposal of fixed assets, the cost and related amount of accumulated depreciation or amortization are eliminated from the asset and reserve accounts, respectively. The difference, if any, between the net asset value and the proceeds is adjusted to income. For additional discussion on property, plant and equipment, see Note 15.


4  Borrowings

The components of long-term debt are as follows:
                                      Eff.
Eff.
(Dollars in Millions)         1998    Rate %   1997          Rate %

4.75% Convertible Subordinated
Debentures due 2005 (5)      $         460      4.75%                -
-
8.72% Debentures due 2024                 300      8.72
300                      8.72%  Debentures due 2023
250                      6.73              250                 6.73
 7 3/8% Notes due 2002                  199          7.49
199                       7.49
8.25% Euro Notes due 2004                 199          8.37
199                                8.37
6.75% Convertible Subordinated
    Debentures due 2001                       -                      -
                    55        6.75
11 1/4% Italian Lire Notes
     due 1998 (1)                   -                   -
115                        4.88
5% Deutsche Mark Notes
     due 2001 (3)                   107     1.98             101
1.98
5.12% Notes due 2003 (4)                    60           0.82
-                                 -
4 1/2% Currency Indexed Notes
     due 1998 (1)                         -          -
72                         5.26
8.18% to 8.25% Medium
     Term Notes due 1998                        -                 -
65                         8.23
Industrial Revenue Bonds                    50             5.28
57                         5.77
Other, principally international                     139
-                                36              -
                                 1,764       6.25 (2)      1,449
6.96                 (2)
Less current portion                  35                        268
                         $      1,729                     1,181

The Company has access to substantial sources of funds at numerous banks worldwide. Total unused credit available to the Company approximates $3.2 billion, including $1.2 billion of credit commitments with various worldwide banks, $800 million of which expire on October 1, 1999 and $400 million on October 6, 2003. Interest charged on borrowings under the credit line agreements is based on either bids provided by the banks, the prime rate or London Interbank Offered Rates (LIBOR), plus applicable margins. Commitment fees under the agreement are not material.
     The Company's shelf registration filed with the Securities and Exchange Commission enables the Company to issue up to $2.59 billion of unsecured debt securities, and warrants to purchase debt securities, under its medium term note (MTN) program. No MTN's were issued during 1998. At January 3, 1999 the Company had $2.29 billion remaining on its shelf registration.
     In 1998 the Company issued $60 million of 5.12% notes due 2003, the proceeds of which were used for general corporate purposes. Long-term debt includes convertible subordinated debentures issued by Centocor in 1991 and 1998. Debentures issued by Centocor in 1991 were fully retired in April, 1998. Under the terms of the 4.75% Indenture issued in February 1998 due February 2005 and following the merger with Johnson & Johnson, bondholders are entitled to convert their debentures into approximately 5,967,000 shares of Johnson & Johnson stock at a price of $77.091per share. After February 21, 2001 the debentures will be redeemable at the option of the Company.
     Short-term borrowings and current portion of long-term debt amounted to $2.7 billion at the end of 1998. These borrowings are composed of $2.2 billion U.S. commercial paper, at an average rate of 5.0% and $0.5 billion of local borrowings, principally by international subsidiaries.
     Aggregate maturities of long-term obligations for each of the next five years commencing in 1999 are:
                                                       After
(Dollars in million) 1999   2000   2001  2002     2003 2003

                     $35        31   137  214     80        1267
 (1) The principal amounts of these debts issues include the effect of foreign currency movements. Such debt was converted to fixed or floating rate U.S. dollar liabilities via interest rate and currency swaps. Unrealized currency gains (losses) on currency swaps are not included in the basis of the related debt transactions and are classified in the balance sheet as other assets (liabilities).
(2) Weighted average effective rate.
(3) Represents 5% Deutsche Mark notes due 2001 issued by a Japanese subsidiary and converted to a 1.98% fixed rate yen note via an interest rate and currency swap.
(4) Represents 5.12% U.S. Dollar notes due 2003 issued by a Japanese subsidiary and converted to a 0.82% fixed rate yen note via an interest rate and currency swap.
(5) Represents 4.75% convertible subordinated debt issued by Centocor prior to the merger with Johnson & Johnson. The debentures are convertible by the holders into approximately 5,967,000 shares of Johnson & Johnson stock at a conversion price of $77.091 per share. After February 21, 2001 the debentures will be redeemable at the option of the Company. These bonds are due February 2005.


5  Intangible Assets

At the end of 1998 and 1997, the gross and net amounts of intangible assets were:
(Dollars in Millions)                       1998   1997

Goodwill - gross                             $4,151       2,198
Less accumulated amortization                     331        241
Goodwill - Net                        $3,820          1,957
Patents and trademarks - gross                        1,760         1,079
Less accumulated amortization                     351        262
Patents & trademarks - Net                   $1,409          817
Other Intangibles  - gross                   $2,296          613
Less accumulated amortization                     161        121
Other Intangibles - Net                      $2,135          492

Total Intangible assets - gross                     $8,207     3,890
Less accumulated amortization                     843        624
Total intangible assets - net                $7,364       3,266


The weighted average amortization periods for goodwill, patents and trademarks and other intangibles are 32 years, 21 years and 18 years, respectively. For additional discussion on intangible assets, see Note 15.


6  Income Taxes

The provision for taxes on income consists of:

(Dollars in Millions)                            1998  1997 1996
Currently payable:
 U.S. taxes                                $ 991    953       674
 International taxes                        485    455        487

                                           1,476       1,408
1,161
Deferred:
 U.S. taxes                                 (180) (126)           8
 International taxes                      (117)      (6)       (31)
                                          (297)  (132)    (23)
                                         $1,179       1,276         1,138

Deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates, applicable to future years, to differences between the financial reporting and the tax basis of existing assets and liabilities.

Temporary differences and carryforwards for 1998 are as follows:

                                   Deferred Tax
(Dollars in Millions)                            Asset Liability

Employee benefit obligations                           $ 546
-
Depreciation                               -        (329)
Non-deductible intangibles                        -       (851)
International R&D capitalized for tax               150              -
Reserves & liabilities                              609              -
Income reported for tax purposes             231           -
Miscellaneous international                         168        (276)
Loss carryforwards                           250           -
Miscellaneous U.S.                           439           -

Total deferred income taxes                      $2,393     (1,456)

The difference between the net Deferred Tax on income per the balance sheet and the net Deferred Tax above is reflected in Taxes on Income. A comparison of income tax expense at the federal statutory rate of 35% in 1998, 1997 and 1996, to the Company's effective tax rate is as follows:

(Dollars in Millions)                            1998  1997      1996

U.S.                                     $2,522  2,853        2,232
International                              1,660  1,734        1,788
Earnings before taxes on income:                $4,182      4,587
4,020

Statutory taxes                                   1,464     1,605
1,407
Tax rates:
Statutory                                 35.0%  35.0% 35.0%
Puerto Rico and Ireland operations                  (5.5)    (5.7)
(6.3)
Research tax credits                       (0.3)  (0.3)      (0.3)
Domestic state and local                    1.0    1.0        1.6
International subsidiaries excluding Ireland      (3.3)      (2.7)
(2.0)
IPR&D                                1.3        -            -
All other                                   0.1    0.5         0.3

Effective tax rate                        28.2%  27.8% 28.3%

The increase in the 1998 worldwide effective tax rate was primarily due to the Company's purchased IPR&D charge. During 1998, the Company had subsidiaries operating in Puerto Rico under a tax incentive grant expiring December 31, 2007. In addition, the Company has subsidiaries manufacturing in Ireland under an incentive tax rate effective through the year 2010.

7  International Currency Translation
For translation of its international currencies, the Company has determined that the local currencies of its international subsidiaries are the functional currencies except those in highly inflationary economies, which are defined as those which have had compound cumulative rates of inflation of 100% or more during the past three years.
 In consolidating international subsidiaries, balance sheet currency effects are recorded as a separate component of shareholders' equity. This equity account includes the results of translating all balance sheet assets and liabilities at current exchange rates, except for those located in highly inflationary economies, principally Latin America,
which are        reflected in operating results.
 An analysis of the changes during 1998 and 1997 for cumulative currency translation adjustments is included in Note 8.
    Net currency transaction and translation gains and losses included in other expense were after-tax losses of $15 million in 1998, after-tax losses of $27 million in 1997 and after-tax gains of $2 million in 1996.

8  Accumulated Other Comprehensive Income
In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" that the Company adopted in the first quarter of 1998. SFAS 130 requires presentation of comprehensive income and its components in the financial statements.


     Components of other comprehensive income/(loss) consist of the following:

                                             Accumulated
                    Foreign   Unrealized          Other
                    Currency  Gains/(Losses) Comprehensive
(Dollars in millions)         Translation    on Securities
Income/(Loss)

December 31, 1995        $   155              43                 198
1996 change                  (272)       31                (241)
December 29, 1996            (117)       74                  (43)
1997 change                  (294)     (33)                (327)
December 28, 1997            (411)       41                (370)
1998 change                     89          (41)                   48
January 3, 1999          $  (322)                  -
(322)

     The change in unrealized gains/(losses) on marketable securities during 1998 includes reclassification adjustments of $48 million of losses realized from the write down of marketable securities and the associated tax benefit was $15 million. The tax effect on the components of other comprehensive income are benefits of $19 million and $21 million in 1998 and 1997, respectively and expense of $16 million in 1996 related to unrealized gains (losses) on Securities.
     The currency translation adjustments are not currently adjusted for income taxes as they relate to indefinite investments in non-US subsidiaries.


9  Rental Expense and Lease Commitments
Rentals of space, vehicles, manufacturing equipment and office and data processing equipment under operating leases amounted to approximately $243 million in 1998, $238 million in 1997 and $240 million in 1996.
 The approximate minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year at January 3, 1999 are:
                                                       After
(Dollars in Millions)   1999    2000    2001   2002    2003    2003
Total

                   $82     66      47      39     33      87     354

Commitments under capital leases are not significant.

10  Common Stock, Stock Options Plans and Stock Compensation Agreements

At January 3, 1999 the Company had twelve stock-based compensation plans. Under the 1995 Employee Stock Option Plan, the Company may grant options to its employees for up to 56 million shares of common stock. The shares outstanding are for contracts under the Company's 1986, 1991 and 1995 Employee Stock Option Plans, the 1997 Non-Employee Director's Plan and the Mitek, Cordis, Biosense, Gynecare and Centocor Stock Option plans.
 Stock options expire ten years from the date they are granted and vest over service periods that range from one to six years. Shares available for future grants amounted to 15.0 million, 22.7 million and 32.9 million in 1998, 1997 and 1996, respectively.
 A summary of the status of the Company's stock option plans as of January 3, 1999, December 28, 1997and December 29,1996 and changes during the years ending on those dates, is presented below:

                                 Options      Weighted Average
(Shares in Thousands)                     Outstanding* Exercise Price

Balance at December 31, 1995                    81,600
24.72
 Options granted                       10,599                       44.27
 Options exercised                               (8,185)
16.12
 Options cancelled/forfeited                     (2,409)
29.30

Balance at December 29, 1996                    81,605
27.99
 Options granted                       13,053                       60.40
 Options exercised                             (11,157)
16.76
 Options cancelled/forfeited                     (2,240)
36.44

Balance at December 28, 1997                    81,261
34.51
 Options granted                       10,852
78.20
 Options exercised                             (11,414)
18.65
 Options cancelled/forfeited                     (2,304)
44.92

Balance at January 3, 1999                      78,395
42.55

*  Adjusted to reflect the 1996 two-for-one split

     The Company applies the provision of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," that calls for companies to measure employee stock compensation expense based on the fair value method of accounting. However, as allowed by the Statement, the Company elected continued use of Accounting Principle Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," with pro forma disclosure of net income and earnings per share determined as if the fair value method had been applied in measuring compensation cost. Had the fair value method been applied, net income would have been reduced by $77 million or $.05 per share in 1998 and $35 million or $.02 per share in 1997. In 1996, net income would have been reduced by $21 million or $.01 earnings per share. These calculations only take into account the options issued since January 1, 1995. The average fair value of options granted was $19.62 in 1998, $17.50 in 1997 and $13.37 in 1996.
The fair value was estimated using the Black-Scholes option pricing model based on the weighted average assumptions of:

                 1998    1997    1996

 Risk-free rate  4.52%   5.89%   6.11%
 Volatility              22.0%   21.5%    18.2%
 Expected life   5 yrs   5.3 yrs 7yrs
 Dividend yield  1.30%   1.43%   1.48%

The following table summarizes stock options outstanding and exercisable at January 3, 1999:
 (Shares in Thousands)           Outstanding
Exercisable

                                 Average                Average
Exercise                 Average Exercise              Exercise
Price Range              Options Life (a) Price                  Options
Price

 $8.00-$22.28      12,928              3.2     $     18.64
11,494    $18.23
 $22.32-$42.86     22,850              4.7            24.96
18,123      24.66
 $43.13-$59.88     21,635              7.3            46.87
7,508       45.27
 $60.13-$83.72     20,982              9.3            71.92
184         71.89

 $8.00-$83.72      78,395              6.4     $     42.55
37,309    $27.06

 (a)  Average contractual life remaining in years

11  Employee Related Obligations

At the end of 1998 and 1997,  employee related obligations were:

(Dollars in Millions)                          1998     1997

Post retirement benefits                  $767      753
Post employment benefits                   144      166
Unfunded pension liabilities                    677      517
Certificates of extra compensation              150        126
Employee related obligations                           $1,738   1,562


12  Segments of Business and Geographic Areas
Segments of Business (1)
                                              Sales to Customers (2)
(Dollars in Millions)                                     1998   1997
1996

Consumer - Domestic                              $   3,325  3,240
3,166
     International                            3,201       3,258  3,198
     Total                                            6,526      6,498
6,364

Pharmaceutical - Domestic                           4,993   4,015
3,442
     International                            3,907       3,882  3,881
     Total                                          8,900   7,897
7,323

Professional - Domestic                             4,530   4,640
4,378
     International                            4,039       3,795  3,690
     Total                                          8,569   8,435
8,068

Worldwide total                                         $23,995   22,830
21,755

                     Operating Profit (3)                 Identifiable
Assets

(Dollars in Millions)           1998  1997(5) 1996           1998
1997 1996

Consumer                     $      414          551        346
4,645        4,745     4,874
Pharmaceutical            2,933       2,572   2,426              7,523
6,324        5,922
Professional                 941      1,543   1,406
12,856       7,773     7,505
Segments total            4,288       4,666   4,178
25,024    18,842    18,301

Expenses not allocated
 to segments (4)          (106)   (79)     (158)

General corporate                                           2,268
3,266    2,050

Worldwide total                        $  4,182    4,587   4,020
27,292     22,108   20,351

                     Additions to Property,                 Depreciation
and
                     Plant & Equipment                    Amortization
(Dollars in Millions)                1998           1997    1996
1998 1997  1996
Consumer             $     268   267          294           273    265
257
Pharmaceutical                   600   484            450          352
282    279
Professional                     627   573            594          629
495    446
Segments total                1,495           1,324            1,338
1,254       1,042      982
General corporate             50         91             40           31
40       41
Worldwide total           $  1,545           1,415       1,378
1,285      1,082      1,023

Geographic Areas [2]
                     Sales to Customers (2)                 Long-Lived
Assets (3)
(Dollars in Millions)           1998  1997    1996               1998
1997 1996
United States                           $12,848   11,895  10,986
8,619      5,728     5,268
Europe                    6,354        5,995    6,187
4,135      2,390     2,480
Western Hemisphere
 excluding U.S.                            2,105    2,044     1,926
429    457              441
Asia-Pacific, Africa                   2,688  2,896         2,656
402    384              435
Segments total                          23,995    22,830   21,755
13,585      8,959    8,624
General corporate                                             262
250     230
Other non long-lived assets
13,445     12,899    11,497
Worldwide total                       $23,995    22,830    21,755
27,292     22,108     20,351

[1] See Management's Discussion and Analysis for a description of the segments in which the Company does business.
[2] Export sales and intersegment sales are not significant. No single customer or country represents 10% or more of total sales.
[3] Prior years restated to conform to 1998 presentation according to SFAS No. 131.
[4] Amounts not allocated to segments incude interest income/expense, minority intersts and general corporate income and expense.
[5] 1998 results excluding Restructuring and In-Process Research and Development charges: Consumer $658, Pharmaceutical $3,132 and Professional $1,409. See Note 15 for details of Restructuring and IPR&D charges by segment.


13 Retirement and Pension PlansThe Company sponsors various retirement and pension plans, including defined benefit, defined contribution and termination indemnity plans, which cover most employees worldwide. The Company also provides postretirement benefits, primarily health care to all domestic retired employees and their dependents.
Most international employees are covered by government-sponsored programs and the cost to the company is not significant.
     Retirement plan benefits are primarily based on the employee's compensation during the last three to five years before retirement and the number of years of service. The Company's objective in funding its domestic plans is to accumulate funds sufficient to provide for all accrued benefits. International subsidiaries have plans under which funds are deposited with trustees, annuities are purchased under group contracts, or reserves are provided.
     In certain countries other than the United States, the funding of pension plans is not a common practice as funding provides no economic benefit. Consequently, the Company has several pension plans which are not funded.
     The Company does not fund retiree health care benefits in advance and has the right to modify these plans in the future.
     Effective December 29, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 132, "Employers' Disclosures about Pensions and Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits. The Statement addresses disclosure only. It does not address liability measurement or expense recognition. There was no effect on financial position or net income as a result of adopting SFAS No. 132.

Net periodic benefit costs for the Company's defined benefit retirement plans and other benefit plans for 1998, 1997 and 1996 include the following components:

                           Retirement Plans                   Other
Benefit Plans
(Dollars in Millions)         1998  1997  1996        1998  1997 1996

Service cost           $185     166         159                 20
17        16
Interest cost                254      239    230                50
46        46
Expected return on plan assets       (291)  (256)      (231)
(14)       (3)          (3)
Amortization of prior service cost      17          16          14
2            1            1
Amortization of net transition asset  (14)    (13)       (13)
-             -            -
Recognized actuarial (gain) / loss     (24)        (19)            2
8           (6)          (1)
Curtailments and settlements              2           1            -
-             -            -

Net periodic benefit cost           $129      134         161
66           55           59


The net periodic cost attributable to domestic retirement plans included above was $40 million in 1998, $50 million in 1997, and $84 million in 1996.
    The following tables provide the weighted-average assumptions used to develop net periodic benefit cost and the actuarial present value of projected benefit obligations:

                             Retirement Plans                 Other
Benefit Plans
Domestic Benefit Plans        1998  1997  1996        1998  1997 1996

Weighted average discount rate      6.75% 7.25% 7.75%       6.75%
7.25% 7.75%
Expected long-term rate of
    return on plan assets             9.0    9.0        9.0
9.0      9.0         9.0
Rate of increase in
    compensation levels               5.0    5.0        5.5        5.0
5.0      5.5


                            Retirement Plans                  Other
Benefit Plans
International Benefit Plans         1998  1997  1996        1998 1997
1996

Weighted average discount rate      5.50% 6.25% 6.50%       6.00%
7.00% 7.25%
Expected long-term rate of
    return on plan assets           7.75  7.75  7.75             -
-           -
Rate of increase in
    compensation levels             3.50  4.25  4.75         4.25
5.00   5.00


Health care cost trends are projected at annual rates grading from    10%
for employees under age 65 and 7% for employees over age 65 down to 5% for both groups by the year 2008 and beyond. The effect of a 1% change in these assumed cost trends on the accumulated postretirement benefit obligation at the end of 1998 would be a $99 million increase or an $88 million decrease and the effect on the service and interest cost components of the net periodic postretirement benefit cost for 1998 would be a $12 million increase or a $10 million decrease.

The following tables set forth the change in benefit obligations and change in plan assets at year-end 1998 and 1997 for the Company's defined benefit retirement plans and other postretirement plans:

(Dollars in Millions)               Retirement Plans         Other
Benefit Plans
                              1998  1997        1998  1997

Change in Benefit Obligation:
Benefit obligation - beginning of year    $3,704      3,412
691     591
Service cost                       185       166                       20
17
Interest cost                      254       239                50
46
Plan participant contributions                    11       10
-           -
Amendments                           13        27                  -
-
Actuarial loss (gain)                    325       123                  -
66
Curtailments & settlements                       (7)         1
-           -
Total benefits paid                    (203)      (175)
(33)     (28)
Effect of exchange rates                        33        (99)
(2)        (1)

Benefit obligation - end of year          $4,315       3,704
726      691


Change in Plan Assets:
Plan assets at fair value - beginning of year   $3,694       3,330
46         41
Actual return on plan assets                   606        547
14           8
Company contributions                      45         35
29         24
Plan participant contributions                    11        10
-            -
Acquisitions                         (4)          -                 -
-
Benefits paid from plan assets               (193)       (158)
(32)      (27)
Effect of exchange rates                        14         (70)
-            -

Plan assets at fair value - end of year   $4,173        3,694
57         46


Amounts recognized in the Company's balance sheet consist of the following:
                              Retirement Plans                 Other
Benefit Plans
(Dollars in Millions)               1998  1997         1998 1997

Plan assets less than projected
   benefit obligation               $(142)   (10)            (668)
(645)
Unrecognized actuarial gains                (511)     (543)
(117)  (107)
Unrecognized prior service cost              98        102
(11)       (8)
Unrecognized net transition asset          (37)  (51)            -
-

Total recognized in the consolidated
   balance sheet              $(592)      (502)              (796)
(760)


                              Retirement Plans         Other Benefit
Plans
(Dollars in Millions)               1998  1997         1998 1997

Book reserves                  $(726)      (592)                 (796)
(760)
Prepaid benefits                        109         75
-           -
Intangible assets                   25         15              -
-
Total recognized in consolidated
   balance sheet              $(592)       (502)             (796)
(760)


Plans with accumulated benefit obligations in excess of plan assets consist of the following:
                              Retirement Plans                 Other
Benefit Plans
(Dollars in Millions)               1998  1997         1998 1997

Accumulated benefit obligation            $(558)      (435)
(696) (691)
Projected benefit obligation              $(723)      (566)
-           -
Plan assets at fair value                 $ 162        126
57       46


14 Savings Plan

The Company has voluntary 401(k) savings plans designed to enhance the existing retirement programs covering eligible employees. The Company matches a percentage of each employee's contributions consistent with the provisions of the plan for which he/she is eligible.
   In the U.S. salaried plan, one-third of the Company match is paid in Company stock under an employee stock ownership plan (ESOP) except for Centocor employees for which the match for 1998 was 100% of Company stock. In 1990, to establish the ESOP, the Company loaned $100 million to the ESOP Trust to purchase shares of the Company stock on the open market. In exchange, the Company received a note, the balance of which is recorded as a reduction of shareowners' equity.
   Total Company contributions to the plans were $65 million in 1998, $59 million in 1997, and $51 million in 1996.


15 Restructuring and In-Process Research and Development Charges

In the fourth quarter of 1998, the Company approved a plan to reconfigure its global network of manufacturing and operating facilities with the objective of enhancing operating efficiencies. It is expected that the plan will be completed over the next eighteen months. Among the initiatives supporting this plan were the closure of inefficient manufacturing facilities, exiting certain businesses which were not providing an acceptable return and related employee separations. The closure of these facilities represented approximately 10% of the Company's manufacturing capacity.
  The estimated cost of this plan is $613 million which has been reflected in cost of sales ($60 million) and restructuring charge ($553 million). The charge consisted of employee separation costs of $161 million, asset impairments of $322 million, impairments of intangibles of $52 million, and other exit costs of $78 million. Employee separations will occur primarily in manufacturing and operations facilities affected by the plan. The decision to exit certain facilities and businesses decreased cash flows triggering the asset impairment. The amount of impairment of such assets was calculated using discounted cash flows or appraisals.

Special charges recorded during 1998 were as follows:

                     Beginning            1998          Remaining
(Dollars in Millions)                     Accrual              Cash
Outlays       Accrual

Restructuring charges:
Employee separations $     161                        3
158
Other exit costs:
Distributor terminations              17
17
Dismantle/disposal costs              15
15
Lease terminations                    21
21
Customer compensation                 11
11
Other costs                    14                                 14

Total other costs                     78                     -
78

                      $     239                       3
236


Assets:
Machinery & equipment       $     215
Inventory                            60
Buildings                            32
Leasehold improvements               15

Total asset impairments     $     322

Intangible assets:
Menlo Care           $       26
Innotech                             20
Other                           6

Total intangible assets     $       52



Total restructuring plan    $     613
In process R&D                     298

Total special charges       $     911

The Menlo Care intangible asset was related to the Aquavene biomaterial technology that was no longer in use with all other intangible assets related to products that were abandoned by the Company due to the low margin and/or lack of strategic fit.
   The restructuring plan consisted of the reduction of manufacturing facilities around the world by 36, from 159 to 123 plants. None of the assets affected by this plan were held for disposal. The headcount reduction for the year ended January 3, 1999 was approximately 225 employees.
  In connection with the businesses acquired in 1998, the Company recognized charges for in-process research and development (IPR&D) in the amount of $298 million related primarily to the DePuy and RETAVASE acquisitions. The value of the IPR&D projects was calculated with the assistance of third party appraisers and was based on the estimated percentage completion of the various research and development projects being pursued using cash flow projections discounted for the risk inherent in such projects. For additional discussion on acquisitions, see
Note 17.
   The special charges impacted the business segments as follows: the special pre-tax charge for the Consumer segment was $244 million. This charge reflects $85 million for severance costs associated with the termination of approximately 2,550 employees; $133 million for the write-down of impaired assets and $26 million for other exit costs. Acquisitions within the Pharmaceutical business segment resulted in a $134 million write-off of purchased IPR&D. Additionally, the Pharmaceutical business segment recorded $65 million of the special charge representing $18 million for severance costs associated with the termination of approximately 250 employees and $47 million for the write-down of impaired assets. Acquisitions within the Professional business segment resulted in a $164 million write-off of purchased IPR&D. Additionally, the Professional business segment recorded other special charges of $304 million. This charge included $58 million for severance costs associated with the termination of approximately 2,300 employees; $194 million for the write-down of impaired assets and $52 million for other exit costs.

16  Financial Instruments

Derivative Financial Instrument Risk

The Company uses derivative financial instruments to manage the impact of interest rate and foreign exchange rate changes on earnings and cash flows. The Company does not enter into financial instruments for trading or speculative purposes.
     The Company has a policy of only entering into contracts with parties that have at least an "A" (or equivalent) credit rating. The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote and in any event would be immaterial.

Interest Rate and Foreign Exchange Risk Management

The Company uses interest rate and currency swaps to manage interest rate and currency risk primarily related to borrowings. Interest rate and currency swap agreements that hedge third party debt mature with these borrowings and are described in Note 4.
     The Company enters into forward foreign exchange contracts maturing within five years to protect the value of existing foreign currency assets and liabilities and to hedge future foreign currency product costs. The Company has forward exchange contracts outstanding at year-end in various currencies, principally in U.S. Dollars, Belgian Francs and Swiss Francs. In addition, the Company has currency swaps outstanding, principally in U.S. Dollars, Belgian Francs and French Francs. Unrealized gains and losses, based on dealer quoted market prices, are presented in the following table:

                                            1998
                                 Notional
(Dollars in Millions)            Amounts    Gains      Losses

Forwards                         $6,848      94        227
Currency swaps                     3,422     25          89

Fair Value of Financial Instruments
The carrying amount of cash and cash equivalents and current and non-current marketable securities approximates fair value of these instruments. In addition the carrying amount of long-term investments, long-term debt, interest rate and currency swaps (used to hedge third party debt) approximates fair value of these instruments for 1998 and 1997.
     The fair value of current and non-current marketable securities, long-term debt and interest rate and currency swap agreements was estimated based on quotes obtained from brokers for those or similar instruments. The fair value of long-term investments was estimated based on quoted market prices at year-end.


Concentration of Credit Risk
The Company invests its excess cash in both deposits with major banks throughout the world and other high quality short-term liquid money market instruments (commercial paper, government and government agency notes and bills, etc.). The Company has a policy of making investments only with commercial institutions that have at least an "A" (or equivalent) credit rating. These investments generally mature within six months and the Company has not incurred any related losses.
     The Company sells a broad range of products in the health care field in most countries of the world. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.


17  Mergers & Acquisitions

On October 6, 1999, Johnson & Johnson and Centocor, Inc. completed the merger between the two companies. This transaction was accounted for as a pooling of interests. Centocor had approximately 71 million shares outstanding (83 million shares on a fully diluted basis) which were exchanged for approximately 45 million shares of Johnson & Johnson common stock. On a diluted basis when adjusted for stock options outstanding and convertible debt, the total number of Johnson & Johnson shares issued total approximately 53 million shares. Holders of Centocor common stock received 0.6390 of a share of Johnson & Johnson common stock for each share of Centocor common stock, valued at $95.47 per share.
     Centocor is a leading biopharmaceutical company that creates, acquires and markets cost-effective therapies that yield long term benefits for patients and the health care community. Its products, developed primarily through monoclonal antibody technology, help physicians deliver innovative treatments to improve human health and restore patients' quality of life.
     As described in Note 1, these financial statements have been restated to give effect to Johnson & Johnson's merger with Centocor. The only adjustment to Centocor's historical financial statements has been the reflection of income tax expense as if the companies had been combined for all periods presented. For 1998, 1997 and 1996, the revenue and net earnings/(losses) of Centocor combined with Johnson & Johnson are $338, $201 and $135 million respectively, for revenue and ($56), $8 and ($5) million respectively, of (losses)/earnings.
     During 1998, certain businesses were acquired for $4.1 billion and the purchase method of accounting was employed. The most significant 1998 acquisition was DePuy, Inc., a leading orthopaedics company.
DePuy's product lines include reconstructive products (implants for hips, knees and extremities), spinal implants, trauma repair and sports-related injury products. Additionally, the Company completed the acquisition of the U.S. and Canadian product rights for RETAVASE, an acute-care cardiovascular drug, from Roche Healthcare. RETAVASE is a recombinant biologic cardiology care product administered for the treatment of acute myocardial infarction (heart attack) to improve blood flow to the heart. It is among the class of fibrinolytic drugs known as "clot busters." RETAVASE received marketing authorization from the FDA in October 1996 and was launched in January 1997.
     The excess of purchase price over the estimated fair value amounted to $3.3 billion. This amount has been allocated to identifiable intangibles and goodwill. Approximately $298 million has been identified as the value of IPR&D associated with the acquisitions. The majority of the value is associated with DePuy and RETAVASE projects. The DePuy projects focus on spinal and hip implants, which were near regulatory approval as of the acquisition date. The RETAVASE project represents planned development of a combination cardiovascular therapy employing the fibrinolytic drug RETAVASE in combination with REOPRO. The remaining effort to complete these projects is not expected to be material.
     The value of the IPR&D projects was calculated with the assistance of third party appraisers and was based on the estimated percentage completion of the various research and development projects being pursued using cash flow projections discounted for the risk inherent in such projects. The discount rates used ranged between 13% and 20%.
     Management is primarily responsible for estimating the fair value of the IPR&D.
     The Company is in the process of finalizing a plan to reconfigure and integrate DePuy's operations, which will be completed within one year of acquisition. This effort is expected to result in employee termination, facility closures and other related costs, which will be recorded as an adjustment to the opening balance sheet and is not expected to be material. Pro forma information is not provided since the impact of the acquisition does not have a material effect on the Company's results of operations, cash flows or financial position.
     During 1997, certain businesses were merged with Johnson & Johnson at a value, net of cash, of $737 million. The mergers have been accounted for as a pooling of interests; prior period financial statements have not been restated since the effect of these mergers would not materially effect previously issued financial statements. The 1997 mergers included Biopsys Medical, Inc., Biosense, Inc. and Gynecare, Inc. Biopsys Medical Inc. is an innovator and marketer of the MAMMOTOME Breast Biopsy System. Biosense, Inc. is a leader in developing medical sensor technology and is developing several applications that will facilitate a variety of diagnostic and therapeutic interventional and cardiovascular procedures. Gynecare, Inc. is the developer and marketer of innovative, minimally invasive medical devices utilized in the treatment of uterine disorders.
     Certain businesses were acquired for $180 million during 1997 and the purchase method of accounting was employed. The most significant 1997 acquisition was Innotech, Inc., a developer and marketer of eyeglass lens products.
     The excess of purchase price over the estimated fair value of 1997 acquisitions amounted to $157 million. This amount has been allocated to identifiable intangibles and goodwill. Pro forma information is not provided for in 1997, as the impact of the acquisition does not have a material effect on the Company's results of operations, cash flows or financial position.
     Divestitures in 1998 and 1997 did not have a material effect on the Company's results of operations, cash flows or financial position.

18   Pending Legal Proceedings

The Company is involved in numerous product liability cases in the United States, many of which concern adverse reactions to drugs and medical devices. The damages claimed are substantial, and while the Company is confident of the adequacy of the warnings, which accompany such products, it is not feasible to predict the ultimate outcome of litigation.
However, the Company believes that if any liability results from such cases, it will be substantially covered by reserves established under its self-insurance program and by commercially available excess liability insurance.
   The Company, along with numerous other pharmaceutical manufacturers and distributors, is a defendant in a large number of individual and class actions brought by retail pharmacies in state and federal courts under the antitrust laws. These cases assert price discrimination and price-fixing violations resulting from an alleged industry-wide agreement to deny retail pharmacists price discounts on sales of brand name prescription drugs. The Company believes the claims against the Company in these actions are without merit and is defending them vigorously.
   The Company, together with another contact lens manufacturer, a trade association and various individual defendants, is a defendant in several consumer class actions and an action brought by multiple State Attorneys General on behalf of consumers alleging violations of federal and state antitrust laws. These cases assert that enforcement of the Company's long-standing policy of selling contact lenses only to licensed eye care professionals is a result of an unlawful conspiracy to eliminate alternative distribution channels from the disposable contact lens market. The Company believes that these actions are without merit and is defending them vigorously.
      The  Company is involved in a number of patent, trademark and other
lawsuits   incidental  to  its  business.   Among  those  is   a   patent
infringement action in which U.S. Surgical Corporation seeks substantial damages and an injunction based on what it alleges are infringing trocar surgical instrument sales by the Company's Ethicon Endo-Surgery unit.
The   Company   disputes  infringement  as  well  as  the  validity   and
enforceability of the asserted patents and is vigorously contesting the claims. This case was subsequently settled with no montary payment being assessed or received.
      The Company's Ortho Biotech subsidiary is party to an arbitration proceeding filed against it by Amgen, Ortho's licensor of U.S. non-dialysis rights to EPO, in which Amgen seeks to terminate Ortho's U.S. license rights based on alleged deliberate EPO sales by Ortho during the early 1990's into Amgen's reserved dialysis market. The Company believes no basis exists for terminating Ortho's U.S. license rights and is vigorously contesting Amgen's claims. However, Ortho's U.S. license rights to EPO are material to the Company; thus, an unfavorable outcome could have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.
      In December 1998, Ortho Biotech was found in a separate arbitration not to have rights in what Amgen describes as its second-generation EPO product, known as Novel Erythropoiesis Stimulating Protein, or NESP. The effect of the ruling is to allow Amgen's NESP product, if approved, to compete with Ortho's EPO product in the U.S. non-dialysis market and in all markets overseas, except China and Japan, which are reserved to Kirin-Amgen. Currently, Ortho is Amgen's exclusive licensee for EPO in U.S. non-dialysis markets and in all ex-U.S. markets except China and Japan. Because NESP is still in clinical trials, it is not possible to predict the impact on Ortho's marketing of EPO.
     The Company believes that the above proceedings, except as noted above, would not have a material adverse effect on its results of operations, cash flows or financial position.

19 Earnings Per Share

The following is a reconciliation of basic net earnings per share to diluted net earnings per share for the years ended January 3, 1999, December 28, 1997 and December 29, 1996:

(Shares in Millions)                       1998 (1)     1997
1996

Basic earnings per share               $    2.16            2.40
2.10
Average shares outstanding - basic      1,389.8         1,380.6
1,375.1
Potential shares exercisable
  under stock option plans                  68.8            70.5
74.2
Less: shares repurchased under
  treasury stock method                    (41.4)          (35.7)
(46.6)
Adjusted average shares
  outstanding - diluted                 1,417.2        1,415.4
1,402.7
Diluted earnings per share              $   2.12            2.34
2.05

This calculation does not include approximately 6 million shares related to convertible debt as it would be anti-dilutive.

(1) 1998 results excluding Restructuring and In-Process Research & Development charges are:
Basic EPS at $2.66 and diluted EPS at $2.61 (unaudited)


20   Capital and Treasury Stock

Changes in treasury stock were:
                                        Treasury Stock
Amounts in millions except number of shares in Thousands         Shares
Amount

Balance at December 31,1995            202,059        $  2,115
Employee compensation and stock option plans     (9,700)          (443)
Stock offering                            (2,572)            (56)
Conversion of debt                        (2,448)          (53)
Amendment to agreement with Lily                    (589)          (13)
Repurchase of common stock                 8,745             412
Business combinations                   (37,359)            (808)
Balance at December 29, 1996           158,136         1,154
Employee compensation and stock option plans   (11,794)         (658)
Repurchase of common stock               10,520            628
Business combinations                  (11,998)             (129)
Balance at December 28, 1997           144,864               995
Employee compensation and stock option plans   (11,906)            (862)
Repurchase of common stock               12,602              930
Business combinations                             -               (3)
Balance at January 3, 1999             145,560        $  1,060

Shares of common stock authorized and issued were 1,534,824,000 shares at the end of 1998, 1997, 1996 and 1995.
21  Selected Quarterly Financial Data (Unaudited)


Selected unaudited quarterly financial data for the years 1998 and 1997 are summarized below:

                              1998                              1997

(Dollars in Millions               First        Second    Third
Fourth         First       Second    Third     Fourth
Except Per Share Amounts)               Quarter(1)   Quarter   Quarter
Quarter(2)  Quarter  Quarter   Quarter  Quarter
Segment sales to customers
Consumer                    $1,639      1,571      1,587       1,731
1,683       1,612     1,585      1,618
Pharmaceutical                       2,149      2,253      2,185
2,313        1,989       1,988     1,969      1,951
Professional                  2,052      2,050      2,039       2,426
2,088        2,152     2,083     2,112
Total sales                   5,840      5,874      5,811       6,470
5,760        5,752     5,637     5,681

Gross Profit                  4,042      4,047      4,021       4,281
3,971         3,979    3,869     3,781
Earnings before provision
   for taxes on income              1,294       1,391      1,321
176        1,305         1,295    1,201       786

Net earnings           919      1,018          964          102
911            910       858        632
Basic net earnings per share   $0.66        0.73         0.69
0.07          0.66           0.66      0.62       0.45
Diluted net earnings per share $0.65      0.72         0.68         0.07
0.64   0.65      0.61       0.45

(1) 1998 Q1 results excluding In-Process Research & Development charges:
Earnings before taxes $1,428; Net earnings $1,006; basic EPS $.72 and Diluted EPS $.71.
 (2) 1998 Q4 results excluding Restructuring and In-Process Research & Development charges:
Earnings before taxes $953; Net earnings $712; basic EPS $.51 and Diluted EPS $.50.




                    REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowners and Board of Directors of Johnson & Johnson:

In our opinion, the accompanying supplemental consolidated balance sheets and the related supplemental consolidated statements of earnings, consolidated statements of equity, and consolidated statements of cash flows present fairly, in all material respects, the financial position of Johnson & Johnson and its subsidiaries at January 3, 1999 and December 28, 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 1, on October 6, 1999, Johnson & Johnson merged with Centocor, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplemental consolidated financial statements give retroactive effect to the merger of Johnson & Johnson with Centocor, Inc. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Johnson & Johnson after financial statements covering the date of consummation of the business combination are issued.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
January 25, 1999,
except as to the pooling of interests with Centocor, Inc. which is as of October 6, 1999